EXHIBIT 99.1

MEMPHIS, TN, September 19th, 2003 - Mid-America Apartment Communities, Inc. (NYSE:MAA; "Mid-America" or "the Company") announced today the sale of 665,000 shares of its common stock to certain advisory clients of Cohen & Steers Capital Management, Inc. and to Scudder RREEF Real Estate Fund II, Inc. The sale is being made pursuant to the Company's existing shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission.

Pricing was set at $29.36 per share, and net proceeds from the sale, after deducting expenses, are expected to be approximately $19,500,000. The proceeds will be used to fund part of the purchase price of Los Rios, a 498-unit apartment community located in Plano, Texas, which Mid-America expects to acquire in the next 30 days.

Mid-America Apartment Communities is a NYSE traded multifamily REIT specializing in the acquisition, redevelopment and management of apartment properties throughout the southeast and south central US with 34,735 units under ownership and management. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at 901/682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.